EXHIBIT 5.1

               GROSS, KLEINHENDLER, HODAK, HALEVY, GREENBERG & CO.

                                 August 16, 2006

Elbit Medical Imaging Ltd.
13 Mozes Street, Tel-Aviv 67442
Israel

Ladies and Gentlemen:

We have acted as counsel to Elbit Medical Imaging Ltd., a company organized under the laws of the State of Israel (the "Company"), in connection with its filing of a registration statement on Form S-8 (the "Registration Statement") being filed with the United States Securities and Exchange Commission under the Securities Act of 1933, relating to the registration of (i) 397,590 of the Company's ordinary shares, par value NIS 1.0 per share, that may from time to time after the date hereof be issued by the Company under its 2006 Employees and Officers Incentive Plan - Capital Gain Tax Track (the "2006 Plan"); and (ii) 350,000 of the Company's ordinary shares, par value NIS 1.0 per share, that may from time to time after the date hereof be issued by the Company under Mordechay Zisser Option Grant Agreement ("Zisser Option Grant").

In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company's (i) Articles of Association, (ii) the 2006 Plan (iii) the Zisser Option Grant; and (iii) resolutions of the Company's Board of Directors, the Company's Audit Committee, Company's Shareholders. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that (i) the 397,590 ordinary shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the 2006 Plan, and (ii) the 350,000 ordinary shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the Zisser Option Grant, will be validly issued, fully paid and non-assessable under Israeli law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
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Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.